Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We hereby consent to the incorporation by reference in the Registration Statement of China Commercial Credit, Inc. on Form S-8 (File No. 333-214779) of our audit report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 6, 2017, with respect to our audits of the consolidated financial statements of China Commercial Credit, Inc. as of December 31, 2016 and for the year then ended, which report is included in this Annual Report on Form 10-K of China Commercial Credit, Inc. for the year ended December 31, 2016.

Marcum Bernstein & Pinchuk LLP

New York

April 6, 2017